UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Medici, Arthur R.
     c/o Internet Commerce Corporation
     805 Third Avenue
     New York, New York  10022

2. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("ICCA")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   June, 2000

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)


   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock     |06/19/00| X | |   30,000          | A |   $2.50   |                   |  I   |     (1)                   |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock     |06/19/00| C | |   20,000          | A |    NA     |                   |  I   |     (1)                   |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock     |         |   | |                  |   |           |  130,751(2)       |  D(2)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |         |   | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:

(1) Mr. Medici disclaims beneficial ownership as to all of these securities, which are owned by his wife.

(2) Mr. Medici disclaims beneficial ownership as to 55,155 of these securities, which are owned by his wife.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).


                                                                          (Over)
                                                                 SEC 1474 (7-96)
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


-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number   |10.|11.Nature of |
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva  |Dir|Indirect     |
  (Instr. 3)          |or Exer |(Date/      | rities Acqui  |Expiration |  Securities        |vative |tive       |ect|Beneficial   |
                      |cise    |Month/      | red(A) or Dis |Date(Month/|  (Instr. 3 and 4)  |Secu   |Securities |(D)|Ownership    |
                      |Price of|Year)|      | posed of(D)   |Day/Year)  |                    |rity   |Benefi     |or |(Instr. 4)   |
                      |Deriva- |(Instr.8)   | (Istr.3,4     |Date |Expir|                    |(Instr.|ficially   |Ind|             |
                      |tive    |     |      | and 5)        |Exer-|ation|  Title    Amount or|5)     |Owned at   |ire|             |
                      |Secu-   |     |    | |        | D    |cisa-|Date |           Number   |       |End of     |ct |             |
                      |rity    |Date |Code|V| Amount |      |ble  |     |           of Shares|       |Month      |(I)|             |
                      |        |     |    | |        |      |     |     |                    |       |(Instr.4)  |(In|             |
                                                                                                                 |str|             |
                                                                                                                 |4) |             |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Warrants              | $2.50  |06/19/| X | |        |30,000|07/19/|07/2002|Class A     |30,000|$2.50  |   0      |N/A|            |
                      |        |00    |   | |        |      |99    |       |Common Stock|      |       |          |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Series A Preferred    |  NA    |06/19/| C | |        | 100  |04/20/| NA    |Class A     |20,000| NA    |   0      |NA |            |
Stock                 |        |00    |   | |        |      |99    |       |Common Stock|      |       |          |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |      |   | |        |      |      |       |            |      |       |          |   |            |
                      |        |      |   | |        |      |      |       |            |      |       |          |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                               /s/ Arthur R. Medici
                                               --------------------------------
                                               ** Signature of Reporting Person

                                               June 19, 2001
                                               -----------------
                                               Date


                                                                 SEC 1474 (7-96)
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